Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Genelux Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	—	—	$20,125,000	0.0000927	$1,865.59

	Total Offering Amounts							$1,865.59

	Total Fees Previously Paid							$2,781

	Total Fee Offsets							$0

	Net Fee Due							$0

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the Securities Act).
(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.